Exhibit 32.1
Certification

The certification set forth below is being submitted to the Securities and Exchange Commission in connection with the Quarterly Report on Form 10-Q of Aetna Inc. for the period ended June 30, 2017 (the “Report”) solely for the purpose of complying with Rule 13a-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.
Mark T. Bertolini, Chairman and Chief Executive Officer of Aetna Inc., certifies that, to the best of his knowledge:
1. the Report fully complies with the requirements of Section 13(a) of the Exchange Act; and
2. the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Aetna Inc.

Date:	August 3, 2017	/s/ Mark T. Bertolini
Mark T. Bertolini
Chairman and Chief Executive Officer